Exhibit (a)(1)(ii)

AMENDMENT NO. 1

ASSURE HOLDINGS CORP.

OFFER TO EXCHANGE

SHARES OF COMMON STOCK

FOR

OUTSTANDING 9% CONVERTIBLE NOTES DUE 2023 AND 2024

ISSUED BY ASSURE HOLDINGS CORP.

JULY 3, 2024

THE CONVERTIBLE NOTE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., DENVER TIME, ON JULY 19, 2024 UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

This Amendment No. 1 (this “Amendment No. 1”) amends the information previously provided in the Offer Letter, dated June 21, 2024 (the “Original Offer Letter”) of Assure Holdings Corp. (the “Company”), whereby the Company is offering to certain holders of 9% convertible debentures of the Company (“Holders”) issued between December 2019 and April 2020 (the “Assure Convertible Debentures”) the opportunity to exchange, for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, 4,291.85 shares of the Company’s common stock (the “Common Stock”) equal to the quotient of $1,000 divided by $0.233, subject to adjustment to reflect the Reverse Stock Split (as defined in the Offer Letter) (the “Convertible Note Exchange Offer”). Except as amended and supplemented hereby, the information in the Original Offer Letter remains unchanged. To the extent there are any conflicts between the information in this Amendment No. 1 and the information in the Original Offer Letter, the information in this Amendment No. 1 hereby replaces and supersedes all such information.

The accompanying Letter of Transmittal has also been amended to incorporate the amendments to the Offer Letter as set forth below.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Offer Letter.

The amendments set forth below are identical to those set out in Amendment No. 1 to the Tender Offer Statement on Schedule TO (the “Schedule TO-I/A”), which was filed by the Company with the SEC on July 3, 2024. The Schedule TO-I/A amends and supplements the Tender Offer Statement on Schedule TO initially filed by the Company with the SEC on June 21, 2024.

This Amendment No. 1 should be read in conjunction with the Original Offer Letter and the Letter of Transmittal (as amended). All references to the “Convertible Note Exchange Offer” in the Original Offer Letter and Letter of Transmittal mean the Convertible Note Exchange Offer as amended hereby, all references in such documents to the “Offer Letter” mean the Original Offer Letter as amended hereby, and all references in such documents to the “Letter of Transmittal” include the Letter of Transmittal, as amended. Except as set forth in the amendments below or as otherwise set forth herein, the terms set forth in the Original Offer Letter continue to be applicable in all respects. Unless the context requires otherwise, capitalized terms used in this Amendment No. 1 and not defined herein that are defined in the Original Offer Letter have the respective meanings ascribed thereto in the Original Offer Letter.

The expiration date of the Convertible Note Excahnge Offer is not being extended at this time. The Convertible Note Exchange Offer expires at 11:59 p.m. (Denver time) on July 19, 2024, unless extended by the Company.

The Original Offer Letter is amended as follows:

(1)	The first four paragraphs of the Offer Letter cover page under the heading “The Offer” are amended and restated as follows:

“The Offer

For a limited period of time, Assure Holdings Corp. (“Assure,” “we,” “us,” or the “Company”) is offering to certain holders of 9% convertible debentures of the Company (“Holders”) issued between December 2019 and April 2020 (the “Assure Convertible Debentures”) the opportunity to exchange, for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, 4,291.85 shares of the Company’s common stock (the “Common Stock”) equal to the quotient of $1,000 divided by $0.233, subject to adjustment to reflect the Reverse Stock Split (as defined below) (the “Convertible Note Exchange Offer”).

The Offer is not conditioned upon a minimum number of the outstanding Assure Convertible Debentures being tendered for exchange and Assure will take up for exchange any Assure Convertible Debentures deposited prior to the expiration of the Convertible Note Exchange Offer. A Holder who desires to tender Assure Convertible Debentures in the Convertible Note Exchange Offer must tender all of such Holder’s Assure Convertible Debentures.  Partial tenders will not be permitted. Assure Convertible Debentures properly tendered and accepted are revocable until the Expiration Date. The Convertible Note Exchange Offer is not subject to any conditions other than proper submission of the required documentation to us prior the Expiration Date.

We are offering pursuant to this Offer Letter the Exchange Consideration, consisting of such number of shares of Common Stock as will be calculated pursuant to the formula set forth above. Assure will not issue fractional shares of Common Stock in connection with the Convertible Note Exchange Offer. Holders otherwise entitled to receive a fractional share will receive, for each such fractional share, a cash payment in an amount equal to product of the per share price of $0.233 (subject to adjustment pursuant to the Reverse Stock Split) multiplied by the fraction of a share to which such Holder is entitled. The material terms of the Convertible Note Exchange Offer are set forth in the section entitled “Eligibility” below. The shares of Common Stock will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).  We have made no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation or recommendation of tenders hereunder.  Any such solicitation or recommendation of tenders by persons other than Assure must not be relied upon by you as having been authorized by Assure.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “IONM”. The last trading price of our Common Stock on the Nasdaq was $0.233 on June 21, 2024.  We are conducting a reverse stock split of our Common Stock of 1-for-18 on July 9, 2024, which is prior to the expiration of the Convertible Note Exchange Offer (the “Reverse Stock Split”). The Reverse Stock Split is anticipated to be effective on July 9, 2024. Assuming the Reverse Stock Split is effective as planned, the number of shares to be delivered per each $1,000 claim will be calculated based on the price of $0.233 per share, as adjusted to reflect the Reverse Stock Split, and shares of Common Stock to be delivered will be on Reverse Stock Split basis. Assuming a Reverse Stock Split of 1-for-18 the adjusted per share stock price would be $4.194 and each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, would receive 238.44 shares of Common Stock.”

(2)	The sixth paragraph of the Offer Letter cover page under the heading “The Offer” is amended and restated as follows:

“The Offer is made upon the terms in this Offer Letter and related Letter of Transmittal. The Offer will be open until July 19, 2024, at 11:59 p.m. Denver Time, unless earlier withdrawn or otherwise extended by the Company (the period during which the Convertible Note Exchange Offer is open, giving effect to any withdrawal or further extension, is referred to herein as the “Offer Period”). The Offer is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful. The Company may withdraw the Offer only if the conditions of the Convertible Note Exchange Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, the Company will return any Assure Convertible Debentures deposited with the Company during the Offering Period.”

(3)	On page 4, the first six bullets in the Section captioned “Summary Terms of Convertible Note Exchange Offer” are amended and restated as follows:

•	Subject to the terms contained in this Offering Letter, we are offering each Holder of Assure Convertible Debentures, the opportunity to exchange all of such Assure Convertible Debentures for shares of Common Stock. Currently, there are approximately $3.1 principal face value of Assure Convertible Debentures outstanding. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

•	Pursuant to the Convertible Note Exchange Offer, each Holder who validly tenders and does not revoke all Assure Convertible Debentures held by such Holder will receive the Exchange Consideration, being for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, of Assure Convertible Debentures, 4,291.85 shares of Common Stock equal to the quotient of $1,000 divided by $0.233, subject to adjustment pursuant to the Reverse Stock Split. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

•	Holders who tender and do not revoke their Assure Convertible Debentures in the Convertible Note Exchange Offer will not be entitled to any interest on such Assure Convertible Debentures from July 19, 2024, regardless of when the Convertible Note Exchange Offer closes and settles, and any subsequent interest that would otherwise have been earned on such Assure Convertible Debentures will be deemed paid in full upon receipt of the Exchange Consideration in the Convertible Note Exchange Offer. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

•	A Holder who desires to tender Assure Convertible Debentures in the Convertible Note Exchange Offer must tender all such Holder’s Assure Convertible Debentures. Partial tenders will not be permitted. Assure Convertible Debentures properly tendered and accepted are revocable until the Expiration Date. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

•	Assure will not issue fractional shares of Common Stock in connection with the Convertible Note Exchange Offer. Holders otherwise entitled to receive a fractional share will receive, for each such fractional share, a cash payment in an amount equal to product of the per share price of $0.233 (subject to adjustment pursuant to the Reverse Stock Split) multiplied by the fraction of a share to which such Holder is entitled. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

•	The Convertible Note Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. The shares of Common Stock to be issued in the Convertible Note Exchange Offer have not been and will not be registered with the SEC. The shares of Common Stock that you receive in the Convertible Note Exchange Offer, however, are expected to be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

•	The Assure Convertible Debentures acquired pursuant to the Convertible Note Exchange Offer will be retired and cancelled by the Company. See “The Convertible Note Exchange Offer – Number of Debentures” beginning on page 21.

(4)	On page 5, the Section captioned “Summary Terms of Convertible Note Exchange Offer – Termination” is deleted.

(5)	On page 8, the second sentence to the answer to Q1. What is the Convertible Note Exchange Offer? is amended and restated as follows:

“For each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, of Assure Convertible Debentures, 4,291.85 shares of Common Stock equal to the quotient of $1,000 divided by $0.233, subject to adjustment pursuant to the Reverse Stock Split”

(6)	On page 11, the answer to Q15. How does Assure determine whether an Assure Convertible Debenture has been properly tendered? is amended and restated as follows:

“A15. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any Assure Convertible Debenture. We reserve the right to reject any form or any Assure Convertible Debenture tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept, which judgment shall be final, subject to the judgments of any courts with jurisdiction over us that might provide otherwise. We will accept all properly tendered Assure Convertible Debentures that are not validly withdrawn, subject to the terms of this Convertible Note Exchange Offer. No tender of Assure Convertible Debentures will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities, and we will not incur any liability for failure to give any notice.”

(7)	On page 11, the answer to Q17. When does the Convertible Note Exchange Offer expire? is amended and restated as follows:

“A17. The Convertible Note Exchange Offer will expire at 11:59 p.m., Denver time, on July 19, 2024, or at such other time if this date is extended by us.  Assure Convertible Debentures tendered may be validly withdrawn at any time before 11:59 p.m., Denver time, on the Expiration Date, but not thereafter.”

(8)	On page 12, the answer to Q28. How does the amount of consideration that I will receive if I validly tender Assure Convertible Debentures in the Convertible Note Exchange Offer compare to the amount of Common Stock that I would otherwise receive upon conversion of my Assure Convertible Debentures? is amended and restated as follows:

“A.28. If you do not participate in the Convertible Note Exchange Offer, you will continue to be able to voluntarily convert your Assure Convertible Debentures into shares of Common Stock based on the current conversion rate of $140 per share or 7.14 shares of Common Stock per $1,000 claim.

If you validly tender Assure Convertible Debentures in the Convertible Note Exchange Offer and we accept them for exchange, you will be entitled to receive, for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, of Assure Convertible Debentures, 4,291.85 shares of Common Stock equal to the quotient of $1,000 divided by 0.233, subject to adjustment pursuant to the Reverse Stock Split.”

(9)	On page 13, Question 30 and its answer is amended and restated as follows:

“Q30. Under what circumstances can the Convertible Note Exchange Offer be extended, or amended or terminated?

A30. We reserve the right to extend the Convertible Note Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Convertible Note Exchange Offer in any respect prior to the Expiration Date of the Convertible Note Exchange Offer. Further, we may be required by law to extend the Convertible Note Exchange Offer if we make a material change in the terms of the Convertible Note Exchange Offer or in the information contained in this Offering Letter or waive a material condition to the Convertible Note Exchange Offer. During any extension of the Convertible Note Exchange Offer, Assure Convertible Debentures that were previously tendered and are not validly withdrawn will remain subject to the Convertible Note Exchange Offer. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the Convertible Note Exchange Offer at any time prior to the Expiration Date. If the Convertible Note Exchange Offer are terminated, no Assure Convertible Debentures will be accepted for purchase, and any Assure Convertible Debentures that have been tendered will be returned to the Holder. For more information regarding our right to extend, amend or terminateFor more information regarding our right to extend or amend the Convertible Note Exchange Offer, see “The Convertible Note Exchange Offer—Expiration of the Convertible Note Exchange Offer; Extension of Offer; Right to Terminate Offer.””

(10)	On page 16, the risk factor Any future acquisition of any Assure Convertible Debentures that are not tendered in the Convertible Note Exchange Offer may be on terms more or less favorable than the terms of this Convertible Note Exchange Offer is amended and restated as follows:

“Any future acquisition of any Assure Convertible Debentures that are not tendered in the Convertible Note Exchange Offer may be on terms more or less favorable than the terms of this Convertible Note Exchange Offer.

We or our affiliates may seek to acquire Assure Convertible Debentures that are not tendered in the Convertible Note Exchange Offer through privately negotiated transactions, other tender or exchange offers or otherwise. Any such transactions will occur upon the terms and at the prices as we or our affiliates may determine in our or their sole discretion, which may be more or less favorable than the terms of the Convertible Note Exchange Offer, and could be for cash or other consideration, in each case in compliance with the Exchange Act and the rules and regulations thereunder. We or our affiliates may choose to pursue any or none of these alternatives, or combinations thereof, in the future.”

(11)	On page 16, the risk factor Holders may not receive Exchange Consideration in the Convertible Note Exchange Offer if the procedures for the Convertible Note Exchange Offer are not followed is amended and restated as follows:

“Holders may not receive Exchange Consideration in the Convertible Note Exchange Offer if the procedures for the Convertible Note Exchange Offer are not followed.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any Assure Convertible Debentures. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any form or any Assure Convertible Debentures tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept., which judgment shall be final, subject to the judgments of any courts with jurisdiction over us that might provide otherwise. We will accept all properly tendered Assure Convertible Debentures that are not validly withdrawn, subject to the terms of this Convertible Note Exchange Offer. No tender of Assure Convertible Debentures will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities, and we will not incur any liability for failure to give any notice.”

(12)	On page 18, the first paragraph under the Section captioned “Cautionary Note Regarding Forward-Looking Information” is amended and restated as follows:

“In addition, this Offer Letter and related materials contain “forward-looking statements”. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. In some cases, the forward-looking information can be identified by words or phrases such as “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “might,” “will,” “should,” “can have,” “likely,” “continue,” or “design”, or the negative of these terms, or other similar expressions intended to identify forward-looking information.”

(13)	On page 20, the Section captioned “The Convertible Note Exchange Offer – General Terms and Eligibility – General Terms” is amended and restated as follows:

“General Terms and Eligibility

General Terms

Subject to the terms contained in this Offering Letter, we are offering each Holder of Assure Convertible Debentures, the opportunity to exchange all of such Assure Convertible Debentures for shares of Common Stock. Currently, there are approximately $3.1 million principal face value of Assure Convertible Debentures outstanding.

Pursuant to the Convertible Note Exchange Offer, each Holder who validly tenders and does not revoke all Assure Convertible Debentures held by such Holder will receive the Exchange Consideration, being for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 15, 2024, of Assure Convertible Debentures, 4,291.85 shares of Common Stock equal to the quotient of $1,000 divided by $0.233, subject to adjustment pursuant to the Reverse Stock Split. Based on approximately $3.1 million in principal face value of Assure Convertible Debentures outstanding, this would result in the issuance of approximately 13.3 million shares of Common Stock from treasury.

Holders who tender and do not revoke their Assure Convertible Debentures in the Convertible Note Exchange Offer will not be entitled to any interest on such Assure Convertible Debentures from July 19, 2024, regardless of when the Convertible Note Exchange Offer closes and settles, and any subsequent interest that would otherwise have been earned on such Assure Convertible Debentures will be deemed paid in full upon receipt of the Exchange Consideration in the Convertible Note Exchange Offer.

A Holder who desires to tender Assure Convertible Debentures in the Convertible Note Exchange Offer must tender all of such Holder’s Assure Convertible Debentures.  Partial tenders will not be permitted. Assure Convertible Debentures properly tendered and accepted are revocable until the Expiration Date.

Assure will not issue fractional shares of Common Stock in connection with the Convertible Note Exchange Offer. Holders otherwise entitled to receive a fractional share will receive, for each such fractional share, a cash payment in an amount equal to product of the per share price of $0.233 (subject to adjustment pursuant to the Reverse Stock Split) multiplied by the fraction of a share to which such Holder is entitled. For instance, if the holder is entitled to 0.85 of a share of Common Stock, such holder would receive a cash payment of $0.20. Such cash payment will be subject to federal income tax, as described further below in “Certain Material United States Federal Income Tax Considerations” beginning on page 33. In addition, such Holders will not be entitled to receive interest for the period of time between the Expiration Date of the Convertible Note Exchange Offer and the date they receive payment in lieu of fractional shares.  The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

The Convertible Note Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act.  The shares of Common Stock to be issued in the Convertible Note Exchange Offer have not been and will not be registered with the SEC.  The shares of Common Stock that you receive in the Convertible Note Exchange Offer, however, are expected to be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.”

(14)	On page 21, the Section captioned “The Convertible Note Exchange Offer – Exchange Offer Period; Extension of Offer; Right to Terminate Offer” is amended and restated as follows:

“Exchange Offer Period; Extension of Offer

The Convertible Note Exchange Offer will be open until July 19, 2024, at 11:59 p.m., Denver Time, unless extended by the Company. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Convertible Note Exchange Offer is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Holders who previously tendered Assure Convertible Debentures will have a right to withdraw such previously tendered Assure Convertible Debentures until the expiration of the Offer Period, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 6:00 a.m., Denver Time, on the next business day following the previously scheduled expiration date.

Assure will not terminate the Convertible Note Exchange Offer.”

(15)	On pages 21 and 22, the Section captioned “The Convertible Note Exchange Offer – Conditions of the Covertible Note Exchange Offer” is amended and restated as follows:

“Conditions of the Convertible Note Exchange Offer

The consummation of the Convertible Note Exchange Offer is not conditioned upon the tender of any minimal number of Assure Convertible Debentures or any other conditions. Assure will take up for exchange any Assure Convertible Debentures deposited prior to the expiration of the Convertible Note Exchange Offer. A Holder who desires to tender Assure Convertible Debentures in the Convertible Note Exchange Offer must tender all of such Holder’s Assure Convertible Debentures.  Partial tenders will not be permitted. Assure Convertible Debentures properly tendered and accepted are revocable until the Expiration Date.

Participation in the Convertible Note Exchange Offer is conditioned upon a Holder desiring to participate in the Convertible Note Exchange Offer delivering to the Company in a timely manner a completed Letter of Transmittal, along with the holder’s Assure Convertible Debenture, and any other paperwork the Company reasonably deems necessary to effect such participation.”

(16)	On page 25, the Section captioned “Acceptance for Issuance of the Exchange Consideration” is amended and restated as follows:

“Acceptance for Issuance of the Exchange Consideration

We will accept for exchange Assure Convertible Debentures validly tendered until 11:59 p.m., Denver Time, on July 19, 2024, unless earlier withdrawn or further extended by the Company. The certificates or DRS advice slips representing the shares of Common Stock to be issued as the Exchange Consideration upon the exchange of Assure Convertible Debentures during the Offer Period, will be delivered along with a check for any cash payment due for payment of fractional shares promptly within 2 business days following July 19, 2024.

In all cases, Assure Convertible Debentures will only be accepted for exchange pursuant to the Convertible Note Exchange Offer after timely receipt by the Company of (i) Assure Convertible Debentures and (ii) a properly completed and duly executed Letter of Transmittal or manually signed photocopy/facsimile thereof.

For purposes of the Convertible Note Exchange Offer, we will be deemed to have accepted for exchange Assure Convertible Debentures that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Assure Convertible Debenture holder of our non-acceptance.”

(17)	The third paragraph under the Section captioned “Where You Can Find More Information and Incorporation by Reference” which states that we incorporate by reference all future documents we file with the SEC is deleted in its entirety.

(18)	The “Unaudited Pro Forma Summary Consolidated Financial Data” and the “Unaudited Pro Forma Consolidated Financial Data” are restated in their entirety as follow:

UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA

The following pro forma summary consolidated financial data as of and for the period ended March 31, 2024, and for the year ended December 31, 2023 have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this Offering Letter.  The pro forma summary consolidated balance sheet data as of March 31, 2024, gives effect to the Convertible Note Exchange Offer, excluding fees and expenses, as if it had occurred on the date of the consolidated balance sheet.  The unaudited pro forma consolidated statements of operations data for the period ended March 31, 2024, and the year ended December 31, 2023 give effect to the Convertible Note Exchange Offer as if each had occurred on January 1, 2023.  The unaudited pro forma summary consolidated financial data do not give effect to (i) Assure’s anticipated equity financing, (ii) the proposed conversion into shares of Common Stock of up to $8 million of the debenture held by Centurion or (iii) the issuance of shares of Common Stock upon the settlement of up to $6 million of outstanding accounts payable.

The pro forma summary consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that actually would have been reported had the Convertible Note Exchange Offer been completed, nor is it indicative of our financial position or results of operations.  The pro forma consolidated financial data assume that 100% of our outstanding Assure Convertible Debentures are exchanged for, and automatically converted into, Common Stock pursuant to the Convertible Note Exchange Offer.

The pro forma summary consolidated financial data excludes the non-recurring impacts of the Convertible Note Exchange Offer, including (i) the impact on our deferred tax assets and valuation allowance from changes in our expectations regarding the ability to utilize tax planning strategies and the impact of the Convertible Note Exchange Offer on our net operating losses, and (ii) debt extinguishment gains, including the debt extinguishment gain that would result from the Convertible Note Exchange Offer, which would be the difference between the fair value of the Common Stock offered by us and the carrying amount of the extinguished debt plus the allocable transaction costs of the Convertible Note Exchange Offer.

The pro forma summary consolidated financial data are unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with “Summary Consolidated Historical Financial Data,” and “Unaudited Pro Forma Consolidated Financial Data” beginning on pages 5 and 34, respectively, and the consolidated financial statements and related notes from our Annual Report on Form 10-K for the year ended December 31, 2023 incorporated by reference in this Offering Letter.  See “Unaudited Pro Forma Consolidated Financial Data” beginning on page 34 for the complete pro forma balance sheet and consolidated statement of operations related to the Convertible Note Exchange Offer.

Pro Forma Selected Consolidated Balance Sheet Data

(expressed in thousands of United States Dollars, except share amounts)

	Historical	Tender Offer		Proforma
	March 31, 2024	Adjust		March 31, 2024
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Current assets
Cash	$376	$—		$376
Total assets	$4,440	$—		$4,440
Accounts payable and accrued liabilities	$7,788	(366)	1	$7,422
Current portion of debt	13,426	(3,048)	2	10,378
Total current liabilities	22,751	(3,414)		19,337
Total liabilities	23,050	(3,414)		19,636
Additional paid-in capital	55,799	3,414	1, 2	59,213
Accumulated deficit	(74,417)	—		(74,417)
Total shareholders’ equity (deficit)	(18,610)	3,414		(15,196)
Total liabilities and shareholders’ equity (deficit)	$4,440	$—		$4,440

Pro Forma Selected Consolidated Balance Sheet Data

(expressed in thousands of United States Dollars, except share amounts)

	Historical			Proforma
	Three months ended	Tender Offer		Three months ended
	March 31, 2024	Adjust		March 31, 2024
	(unaudited)	(unaudited)		(unaudited)
Interest expense	(527)	75	3	(452)
Total other expense, net	(473)	75		(398)
Loss from continuing operations before income taxes	(4,669)	75		(4,594)
Loss from continuing operations	(4,669)	75		(4,594)
Net loss	$(3,761)	$75		$(3,686)
Loss per share
Basic	$(0.54)	$0.01		$(0.53)
Diluted	$(0.54)	$0.01		$(0.53)
Weighted average number of shares used in per share calculation – basic and diluted	6,999,879	6,999,879		6,999,879

Pro Forma Selected Condensed Consolidated Statements of Operations

(expressed in thousands of United States Dollars, except share amounts)

	Historical			Proforma
	Year ended	Tender Offer		Year ended
	December 31, 2023	Adjust		December 31, 2023
	(unaudited)	(unaudited)		(unaudited)
Interest expense	(2,031)	300	3	(1,731)
Loss from discontinued operations, net of tax	(4,631)	—		(4,631)
Net loss	$(26,078)	$300		$(25,778)
Loss per share
Basic	$(6.10)	$0.07		$(6.03)
Diluted	$(6.10)	$0.07		$(6.03)
Weighted average number of shares used in per share calculation – basic and diluted	4,276,820	4,276,820		4,276,820

1. Reflects the conversion of the accrued interest related to the convertible notes converted to common shares.  Since the number of shares is not known, the Company has recorded the entire value to additional paid-in captial for presentation purposes.

2. Reflects the conversion of the fair value of the principal value of the convertible notes converted to common shares.  Since the number of shares is not known, the Company has recorded the entire value to additional paid-in captial for presentation purposes.

3. Reflects the amount of interest which would not have been incurred if the transaction occurred on January 1, 2023.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following pro forma consolidated financial data as of and for the period ended March 31, 2024, and for the year ended December 31, 2023 have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this Offering Letter.  The pro forma summary consolidated balance sheet data as of March 31, 2024, gives effect to the Convertible Note Exchange Offer, excluding fees and expenses, as if it had occurred on the date of the consolidated balance sheet.  The unaudited pro forma consolidated statements of operations data for the period ended March 31, 2024, and the year ended December 31, 2023 give effect to the Convertible Note Exchange Offer as if each had occurred on January 1, 2023.  The unaudited pro forma consolidated financial data do not give effect to (i) Assure’s anticipated equity financing, (ii) the proposed conversion into shares of Common Stock of up to $8 million of the debenture held by Centurion or (iii) the issuance of shares of Common Stock upon the settlement of up to $6 million of outstanding accounts payable.

The historical consolidated financial data include certain reclassifications to conform to our current presentation.  The pro forma consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that actually would have been reported had the Convertible Note Exchange Offer been completed, nor is it indicative of our future financial position or results of operations.

The pro forma consolidated financial data are unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with “Summary Consolidated Historical Financial Data” on page 5, and our consolidated financial statements and related notes from our Annual Report on Form 10-K for the year ended December 31, 2023 and our condensed consolidated financial statements and related notes from our Quarterly Report on Form 10-Q for the period ended March 31, 2023, in each case incorporated by reference in this Offering Letter.  The pro forma consolidated financial data assume that 100% of our outstanding Assure Convertible Debentures are exchanged for, or converted into, Common Stock pursuant to the Convertible Note Exchange Offer.

PRO FORMA CONSOLIDATED BALANCE SHEET DATA

(expressed in thousands of United States Dollars, except share amounts)

	Historical	Tender Offer		Proforma
	March 31, 2024	Adjust		March 31, 2024
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Current assets
Cash	$376	$—		$376
Accounts receivable, net	2,065	—		2,065
Other current assets	1,287	—		1,287
Total current assets	3,728	—		3,728
Equity method investments	175	—		175
Operating lease right of use asset, net	537	—		537
Total assets	$4,440	$—		$4,440
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$7,788	$(366	)1	$7,422
Current portion of debt	13,426	(3,048	)2	10,378
Current portion of lease liability	388	—		388
Current portion of acquisition liability	403	—		403
Short-term promissory notes	692	—		692
Other current liabilities	54	—		54
Total current liabilities	22,751	(3,414)		19,337
Lease liability, net of current portion	235	—		235
Acquisition liability, net of current portion	64	—		64
Total liabilities	23,050	(3,414)		19,636
SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock	8	—		8
Additional paid-in capital	55,799	3,414	1,2	59,213
Accumulated deficit	(74,417)	—		(74,417)
Total shareholders’ equity (deficit)	(18,610)	3,414		(15,196)
Total liabilities and shareholders’ equity (deficit)	$4,440	$—		$4,440

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(for the period ended March 31, 2024)

(expressed in thousands of United States Dollars, except share amounts)

	Historical			Proforma
	Three months ended	Tender Offer		Three months ended
	March 31, 2024	Adjust		March 31, 2024
	(unaudited)	(unaudited)		(unaudited)
Revenue, net	$9	$—		$9
Cost of revenues	475	—		475
Gross margin	(466)	—		(466)
Operating expenses
General and administrative	3,911	—		3,911
Gainon settlement of accounts payable	(181)	—		(181)
Total operating expenses	3,730	—		3,730
Loss from operations	(4,196)	—		(4,196)
Other income (expenses)
Interest expense	(527)	75	3	(452)
Other expense, net	156	—		156
Accretion expense	(102)	—		(102)
Total other expense, net	(473)	75		(398)
Loss from continuing operations before income taxes	(4,669)	75		(4,594)
Income tax benefit on continuing operations	—	—		—
Loss from continuing operations	(4,669)	75		(4,594)
Loss from discontinued operations, net of tax	908	—		908
Net loss	$(3,761)	$75		$(3,686)
Loss per share
Basic	$(0.54)	$0.01		$(0.53)
Diluted	$(0.54)	$0.01		$(0.53)
Weighted average number of shares used in per share calculation – basic	6,999,879	6,999,879		6,999,879
Weighted average number of shares used in per share calculation – diluted	6,999,879	6,999,879		6,999,879

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(for the year ended December 31, 2023)

(expressed in thousands of United States Dollars, except share amounts)

	Historical			Proforma
	Year ended	Tender Offer		Year ended
	December 31, 2023	Adjust		December 31, 2023
	(unaudited)	(unaudited)		(unaudited)
Revenue	$255	$—		$255
Cost of revenues	2,449	—		2,449
Gross margin	(2,194)	—		(2,194)
Operating expenses
General and administrative	13,524	—		13,524
Bad debt expense related to termination of managed service agreements	4,358	—		4,358
Bad debt expense related to termination of managed service agreements		—		—
Depreciation and amortization	6	—		6
Impairment charge	—	—		—
Total operating expenses	17,888	—		17,888
Loss from operations	(20,082)	—		(20,082)
Other income (expenses)
Income from equity method investments	43	—		43
Interest income	11	—		11
Interest expense	(2,031)	300	3	(1,731)
Other expense, net	557	—		557
Accretion expense	(681)	—		(681)
Total other expense, net	(2,101)	300		(1,801)
Loss from continuing operations before income taxes	(22,183)	300		(21,883)
Income tax benefit on continuing operations	736	—		736
Loss from continuing operations	(21,447)	300		(21,147)
Loss from discontinued operations, net of tax	(4,631)	—		(4,631)
Net loss	$(26,078)	$300		$(25,778)
Loss per share
Basic	$(6.10)	$0.07		$(6.03)
Diluted	$(6.10)	$0.07		$(6.03)
Weighted average number of shares used in per share calculation – basic	4,276,820	4,276,820		4,276,820
Weighted average number of shares used in per share calculation – diluted	4,276,820	4,276,820		4,276,820

1. Reflects the conversion of the accrued interest related to the convertible notes converted to common shares.  Since the number of shares is not known, the Company has recorded the entire value to additional paid-in captial for presentation purposes.

2. Reflects the conversion of the fair value of the principal value of the convertible notes converted to common shares.  Since the number of shares is not known, the Company has recorded the entire value to additional paid-in captial for presentation purposes.

3. Reflects the amount of interest which would not have been incurred if the transaction occurred on January 1, 2023.